Exhibit 99.1

Twinlab Consolidation Corporation names Dan DiPofi as new Chief Executive Officer.

Mr. DiPofi brings vast experience to 50 year old company experiencing a resurgence in market share.

Twinlab Consolidated Holdings, Inc. (TLCC) (“TCC” or “Twinlab”), a leader in the dietary supplement and nutraceutical space announced today it has appointed Dan DiPofi as it’s new Chief Executive Officer.

“I am very excited to be joining the Twinlab team,” said Mr. DiPofi. “I believe Twinlab has a great business model and talented management team that uniquely positions it to capitalize on the changing dietary supplement space.

Mr. DiPofi comes to Twinlab at the perfect moment as the 50 year brand is experiencing exciting growth and market share takeover. The company has recently made new distribution relationships, technology upgrades, and is showing a steady climb back to greatness. In his new role as CEO Mr. DiPofi will focus on achieving long-term, sustainable results for all stakeholders.

Prior to this new position, Mr. DiPofi served as the executive vice president and chief operating officer of the Buffalo Sabers of the National Hockey League and has held senior executive positions within the sports and entertainment industry for over 20 years.

A Niagara Falls, New York native, DiPofi is a graduate of Niagara University.